Contact:                                                                                                                                                                                                                                                                              January 31, 2005
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED 4TH QUARTER AND FULL YEAR 2004 RESULTS

Revenues up 27% sequentially and 34% year-over-year

Sunnyvale, CA — January 31, 2005 — Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the fourth quarter ended December 31, 2004.

Revenues for the fourth quarter of 2004 totaled $4,653,000, which represents a 27% increase over revenues of $3,665,000 reported in the previous quarter, and an increase of 34% over revenues of $3,476,000 reported in the fourth quarter of 2003. The Company recorded a net loss for the fourth quarter of 2004 of $1,587,000, or $0.04 per share based on 38.7 million shares outstanding. This compares to a net loss for the third quarter of 2004 of $2,390,000, or $0.06 per share based on 39.0 million shares outstanding, and a net loss for the fourth quarter of 2003 of $1,788,000, or $0.05 per share based on 36.1 million shares outstanding.

Revenues for fiscal year 2004 totaled $14,558,000 as compared to $11,470,000 in the previous year. The Company recorded a net loss for fiscal year 2004 of $9,343,000 or $0.24 per share based on 38.5 million shares outstanding. This compares to a net loss for the previous year of $8,519,000 or $0.24 per share based on 35.6 million shares outstanding.

Included in the net loss for the quarter ended December 31, 2004 are deferred stock compensation charges of $1,000 and an asset impairment charge of $331,000. Included in the net loss for the quarter ended September 30, 2004 are deferred stock compensation charges of $69,000. Included in the net loss for the quarter ended December 30, 2003 are deferred stock compensation charges of $109,000.

Included in the net loss for the year ended December 31, 2004 are deferred stock compensation charges of $286,000 and an asset impairment charge of $331,000. Included in the net loss for the year ended December 31, 2003 are deferred stock compensation charges of $905,000.

Peter Chang, President and Chief Executive Officer, commented, “2004 was a year of consistent growth and improvement for AFOP, ending with an exceptional fourth quarter of 27% sequential and 34% year-over-year improvement in revenues. Not only did sales improve every quarter of the year, but the gross margin also improved consistently throughout the year, ending with Q4 at a 20.2% gross margin.”

“Our performance reflects the strength in demand from key customers, particularly in the area of CWDM and FTTX (Fiber to the home), and the improvement of our operations in China. We completed the year with cash and cash equivalents at a healthy level of $31.5 million, and our quarterly cash burn rate was a modest $0.3 million in Q4. Based on current visibility, we believe that demand for our products will continue to fuel revenue growth in 2005,” concluded Mr. Chang

Conference Call
Management will host a conference call at 2:30 p.m. Pacific Time on January 31, 2005 to discuss AFOP’s fourth quarter and full year 2004 financial results. To participate in AFOP’s conference call, please call (800) 374-0514 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 3520635. AFOP will also provide a live webcast of its fourth quarter and full year 2004 conference call at AFOP’s website www.afop.com. The dial in for the instant replay is (800) 642-1687 or (706) 645-9291.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the anticipated demand for our products and revenue growth in 2005, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to our ability to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended September 30, 2004. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2004	2003

ASSETS
Current assets:
Cash and short-term investments	$31,456	$35,898
Accounts receivable, net	2,322	2,008
Inventories	3,998	3,408
Other current assets	653	948

Total current assets	38,429	42,262

Property and equipment, net	5,603	4,459

Other assets	121	362

Total assets	$44,153	$47,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 2,205	$ 1,501
Accrued expenses and other liabilities	2,480	2,963

Total current liabilities	4,685	4,464

Long-term liabilities	826	294

Total liabilities	5,511	4,758

Stockholders' equity	38,642	42,325

Total liabilities and stockholders' equity	$44,153	$47,083

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2004	2003	2004	2003
Revenues	$4,653	$3,665	$3,476	$14,558	$11,470

Cost of revenues	3,715	3,159	2,806	13,174	9,720

Gross profit	938	506	670	1,384	1,750

Operating expenses:
Research and development	1,078	1,474	1,220	5,555	5,562
Sales and marketing	564	469	476	2,048	1,997
General and administrative	823	927	851	3,422	3,410
Asset impairment charge	331	–	–	331	–

Total operating expenses	2,796	2,870	2,547	11,356	10,969

Loss from operations	(1,858)	(2,364)	(1,877)	(9,972)	(9,219)

Interest and other income, net	271	(26)	89	629	700

Loss before income taxes	(1,587)	(2,390)	(1,788)	(9,343)	(8,519)

Income tax provision	–	–	–	–	–

Net loss	$(1,587)	$(2,390)	$(1,788)	$(9,343)	$(8,519)

Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.05)	$(0.24)	$(0.24)

Weighted average shares outstanding	38,670	38,970	36,081	38,537	35,612